Exhibit 99.1


              First Consulting Group (FCG) Announces Appointment of
                   Ronald V. Aprahamian to Board of Directors


     LONG BEACH, Calif.--(BUSINESS WIRE)--April 25, 2006--FCG (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today announced the appointment of Ronald V. Aprahamian to its Board of Directors. He has also been appointed to serve on both the Audit and Compensation Committees of the FCG Board. Mr. Aprahamian's appointment to the Board and committees is effective immediately.
     Mr. Aprahamian, age 59, has been engaged in a broad range of business development activities as an investor, consultant, board member, or chief executive officer in companies engaged in healthcare, computer software, consulting services, and telecommunications industries. Mr. Aprahamian was the founder, Chairman, and CEO of Compucare, Inc., a healthcare computer software and services firm. In 1985, Baxter Travenol Laboratories acquired Compucare and in 1988, Mr. Aprahamian reacquired certain assets of Compucare from Baxter Healthcare Corporation and returned as Chairman and CEO of the "new" Compucare Company from 1988 until October 1996. Mr. Aprahamian retired from the board in 1999 after the sale of Compucare's three major divisions to Synertech, Sunquest, and Quadramed.
     Mr. Aprahamian established the consulting and investment firm of Healthcare Ventures and since 1995 has been an investor and board member of Sunrise Senior Living, Inc. (NYSE:SRZ). He is the Chairman of the Audit Committee of Sunrise and a member of the Compensation Committee, and was, until May 2005, a member of the Nominating and Corporate Governance Committee.
     In October 2000, Mr. Aprahamian became a large investor and was elected Chairman of the Board of Superior Consultant Holdings Corporations, a NASDAQ listed public company that was acquired by Affiliated Computer Services, Inc.
(ACS) in January 2005. He served as Chairman of the Board of Directors of Superior from October 2000 to March 2003, and served as a Director from March 2003 to January 2005.
     Mr. Aprahamian was also a director of Metrocall, Inc., (NASDAQ:MCLL), a telecommunications firm, from May 1995 to September 2002.
     Mr. Aprahamian holds a business degree with a concentration in Hospital Administration from Michigan State University (1968) and performed his residency at the St. Lawrence Hospital in Lansing, Michigan. From 1996 to 1999 Mr. Aprahamian served on the board and was Chairman of CHIM organization, an association of the 100 largest healthcare information systems companies, and he continues to offer a leadership role in the computerization of healthcare.
     Douglas Bergeron, FCG's chairman, said, "We are very pleased to add an individual with Ron's knowledge to the FCG board. We believe that his leadership and healthcare industry experience, coupled with his proven success in growing profitable businesses in the healthcare industry, will provide solid contributions to our company, board and stockholders."
     Mr. Aprahamian is the beneficial owner of 620,500 shares of FCG common stock.

     About FCG

     FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.


     CONTACT: First Consulting Group
              Thomas Reep, 562-624-5250